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                                                                    EXHIBIT 99.1

CORIXA AND SMITHKLINE BEECHAM BIOLOGICALS SIGN STRATEGIC PARTNERSHIP


Agreement is a Major Expansion, Adding Five New Vaccine Programs to Existing Discovery Efforts


October 28, 1998 - Corixa Corporation, Seattle, USA (Nasdaq : CRXA) and SmithKline Beecham Plc (SB), London, (London Stock Exchange : SB)/SmithKline Beecham, Philadelphia (NYSE: SBH) today announced that they have entered into a strategic partnership. The new partnership is a major expansion of Corixa's current collaboration and licensing agreements with SB's vaccine division, SB Biologicals S.A (SB Bio). The new agreement retains the existing programs between Corixa and SB Bio, namely antigen discovery in tuberculosis, breast cancer and prostate cancer and adds programs in ovarian and colon carcinoma vaccine discovery and development. In addition to these programs, the new agreement will add discovery efforts aimed at the development of vaccines for two chronic infectious pathogens, Chlamydia trachomatis, which causes sexually transmitted disease and Chlamydia pneumoniae, which has recently been associated with the development of atherosclerosis. Finally, the discovery phase of the agreement allows for the selection of one additional field to be agreed upon at a future time.

"This partnership is by far our biggest collaboration to date, both in terms of its scope and financial commitment", stated Steven Gillis, Ph.D., President and CEO of Corixa. "What began as a small antigen discovery effort aimed at identifying novel tuberculosis antigens has led to a relationship which could result in a number of products for the prevention or treatment of a variety of life-threatening diseases. We firmly believe that the breadth of this new agreement with SB speaks well of Corixa's antigen discovery technology, know-how and early stage development capabilities. The long-term nature of this new relationship will enable us to continue to add new vaccine and immunotherapeutic discovery programs, even as we undertake the additional obligations under this new agreement."

In addition to the four-year collaboration program, SB has licensed rights to Corixa's Her-2/neu vaccine for breast and ovarian cancer which is currently in Phase I clinical trials, as well as Corixa's novel breast cancer antigen known as mammaglobin. With the exception of tuberculosis vaccine rights, in which Corixa and SB have co-exclusive rights in Japan, all other vaccine rights are worldwide and exclusive to SB. SB has also retained option rights to non-exclusively license Corixa's adjuvant LeiF, as well as to use Corixa's patented microsphere technology for vaccine delivery.

"We believe that Corixa's abilities represent state-of-the-art antigen discovery technology and know-how, as evidenced by the results to date in our tuberculosis, breast and prostate cancer collaborations," said Jean Stephenne, President and General Manager of SB. "In reviewing our mid-to-long-term program options, Corixa's technology and proven capabilities were complementary to our own, and they demonstrated a willingness to pursue collaboration in areas that matched our disease priorities. In addition, by in-licensing Corixa's Her-2/neu vaccine for worldwide development, we are adding a clinical stage program which, from the recent data presented at the American Society of Clinical Oncology, we believe holds promise as an important new cancer therapeutic," he added. "This is the largest collaboration we have at SB Bio, and was accomplished as a result of the strong working relationship we have built over the past three years and the vision that both our companies share toward the development of pharmaccines, or therapeutic vaccines."

According to the terms of the agreement, SB has committed to funding of approximately $49 million during the next four years. Included in this, SB will pay $2.5 million to purchase shares of Corixa's common stock at a premium to its market value, and Corixa may require SB to purchase an additional $2.5 million, at a premium to market value, at a later date. In addition, product milestones payable upon successful clinical development and successful commercialization for all of the programs could exceed $150 million, excluding future royalty obligations which vary depending on the types of the product sold. This figure also excludes milestones and royalties on possible non-vaccine products potentially available to SB under the programs, such as monoclonal antibody-based therapeutics. Further financial details have not



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been disclosed by either company. The effectiveness of the new agreement is subject to the expiration or early termination of the required waiting period under Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which is currently anticipated to occur in the fourth quarter of 1998.

"Because SB understands our desire to partner discrete applications of our technology, the means for Corixa to pursue complementary non-vaccine partnerships for antigen discoveries made under our collaborative program have been incorporated into the new agreement," stated Dr. Gillis. "This structure provides SB with a return on its investment in the event it wishes to forego commercialization of such non-vaccine products. As a result, we believe the collaboration will be a win for Corixa, its shareholders and SB."

The two companies foresee potential opportunities to use the antigen discoveries made under this agreement outside vaccine development, and the new collaboration provides certain limited rights to the parties to antigens discovered under the programs for purposes of therapeutic drug monitoring. In accordance with the agreement, SB and Corixa will share in proceeds resulting from certain subsequent third party license arrangements generated from diagnostic and passive immunotherapy products (such as monoclonal antibodies). The two companies have been collaborating since October 1995, when Corixa and SB established an antigen discovery program in the field of tuberculosis. The companies broadened their collaborative efforts in March 1997, when SB committed to a multi-year vaccine research effort for breast and prostate cancers, and obtained an option on two additional cancers.

About Corixa

Corixa Corporation (Nasdaq : CRXA) is a research-based biotechnology company committed to saving lives and preventing diseases by understanding and directing the immune system. Corixa applies its advanced immunological expertise and proprietary technology platforms to rapidly discover and optimize vaccines and other antigen-based products. The company partners with innovative developers and marketers of pharmaceuticals and diagnostic products to make its solutions available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, Washington. For more information about the company, please visit its Website at www.corixa.com.

About SmithKline Beecham Biologicals

SB, one of the world's leading healthcare companies, discovers, develops, manufactures, and markets human pharmaceuticals, health-related consumer products and clinical laboratory testing services.

SB Bio is located in Rixensart, Belgium, and is the center of all SB's activities in the field of vaccine research, development and production. SB Bio employs over 500 research scientists who are devoted to discovering and developing cost-effective and more convenient combination vaccine products to prevent infections which cause serious medical problems worldwide. SmithKline Beecham's expertise in immunology and vaccinology is being used to develop a number of therapeutic vaccines (Pharmaccines) for the treatment of some chronic infectious diseases and cancers. SB Bio produces well over 700 million doses of vaccines per year. Every second, over 20 doses of SB Bio vaccines are distributed around the world.

Forward-Looking Statements

Except for the historical information presented, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include possible delays or failure by Corixa or SB to develop and/or commercialize any technology covered by the new collaborative agreement between the parties, possible risks related to adverse clinical results as products including any of such technology move into clinical trials, impact of alternative technological advances and competition in the collaborative relationship between the parties, inherent risks in early stage development of such technology, the potential dilutive effect of equity purchases by SB to other Corixa shareholders; and other risks detailed from time to time in


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Corixa's public disclosure filings with the U.S. Securities and Exchange
Commission (SEC), including the Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the Form 10-Q for the first and second quarters ended March 31, 1998, and June 30, 1998, respectively, and in the Company's Registration Statement on Form S-4, as amended and filed on August 5, 1998. Copies of Corixa's public disclosure filings with the SEC are available from its investor relations department.


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